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                                  EXHIBIT 23.2


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                          CONSENT OF INDEPENDANT ACCOUNTANTS



We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus, pertaining to the offering of up to 375,000 shares of Common Stock of Brightpoint, Inc. by a stockholder of Brightpoint, Inc. and to the incorporation by reference therein of our report dated February 23, 1996, relating to the combined balance sheets of Allied Communications, Inc. and its affiliates for the year ended December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 incorporated by reference in the Annual Report on Form 10-K of Brightpoint, Inc. for the year ended December 31, 1996.


COOPERS & LYBRAND L.L.P.


Philadelphia, Pennsylvania
October 9, 1997